  FOR IMMEDIATE RELEASE    Federal Signal Announces New $800 Million Credit Facility OAK BROOK, Illinois, October 24, 2022 — Federal Signal Corporation (NYSE: FSS) (the “Company”), a leader in environmental and safety solutions, announced the completion of a new five-year $800 million credit facility, to replace its existing $500 million credit facility. The new facility is comprised of a $675 million revolving credit facility and a $125 million term loan facility. The arrangement also provides the Company with the ability to further expand its borrowing capacity by up to the greater of (i) $400 million and (ii) 100% of Consolidated EBITDA for the applicable four-quarter period preceding such expansion notice, subject to approval by applicable lenders. Jennifer L. Sherman, Federal Signal’s President and Chief Executive Officer, commented, “We are extremely pleased to announce this new credit facility, which provides greater financial flexibility to invest in internal growth initiatives and pursue additional acquisitions. The terms of the new facility are more favorable to the Company, reflecting our strong cash flow and balance sheet. This marks another important milestone for the Company, as we continue to execute on our strategic long-term growth objectives.” The syndication of the new facility was completed with Wells Fargo Securities, LLC, PNC Capital Markets LLC and Truist Securities, Inc. acting as Joint Lead Arrangers and Joint Bookrunners, PNC Bank, National Association and Truist Bank as Syndication Agents, and JPMorgan Chase Bank, N.A. and The Toronto Dominion Bank, New York Branch as Documentation Agents. Wells Fargo Bank, National Association, will serve as Administrative Agent, Swingline Lender and Issuing Lender. Additional details of the credit facility will be available in a Form 8-K to be filed by the Company. About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of the coronavirus pandemic and the associated government response, risks and adverse economic effects associated with emerging geopolitical conflicts, product and price competition, supply chain disruptions, work stoppages, availability and pricing of raw materials, cybersecurity risks, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com